STRIKEFORCE TECHNOLOGIES, INC.
                     1090 King George's Post Road, Suite 108
                            Edison, New Jersey 08837



                                                   April 14, 2005


VIA ELECTRONIC SUBMISSION

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

                  Re: StrikeForce Technologies, Inc. (the "Company") Registration Statement on Form SB-2
                           Filed February 11, 2005
                           File No. 333-122780

Ladies and Gentlemen:

     We previously filed the above-referenced Form SB-2 registration statement and hereby request that such registration statement be withdrawn at your earliest convenience. No securities were offered or sold pursuant to this registration statement. We request this withdrawal because the Company intends to seek additional private financing. Please apply the Company's filing fee to its account with the SEC.

     If you have any questions concerning this matter, please contact Richard Friedman at (212) 930-9700.

         Thank you for your assistance in this matter.


                                            STRIKEFORCE TECHNOLOGIES, INC.

                                            By:  /s/ Mark L. Kay
                                            ----------------------
                                            Mark L. Kay
                                            Chief Executive Officer